Exhibit 4.2
DESCRIPTION OF SECURITIES

References to the “Company”, “our”, or “us” herein are, unless the context otherwise indicates, only to Dyadic International, Inc. and not to any of its subsidiaries.

Description of Capital Stock

General

The following is a summary of information concerning capital stock of the Company. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company’s Restated Certificate of Incorporation, amended as of November 1, 2004 (“Restated Certificate”) and Second Amended and Restated Bylaws, amended as of December 13, 2018 (the “Bylaws”), and are entirely qualified by these documents.

Capital Stock

The Company is authorized to issue up to 100,000,000 shares of common stock (“Common Stock”), par value $0.001 per share, and 5,000,000 shares of preferred stock (the “Preferred Stock”), par value $0.0001 per share, the rights and preferences of which may be established from time to time by the Company’s board of directors (the “Board”). The Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and listed on the NASDAQ Stock Market LLC’s NASDAQ Capital Market under the ticker symbol “DYAI.” The Preferred Stock is not registered under Section 12 of the Exchange Act and there is no Preferred Stock currently outstanding.

Common Stock

Shares Outstanding. As of March 29, 2020, the Company had 27,359,157 shares of Common Stock outstanding.

Dividends. Holders of our Common Stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Board, subject to any preferential dividend rights which may be granted to holders of any Preferred Stock authorized and issued by the Board. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Voting Rights. Holders of Common Stock do not have cumulative voting rights and are entitled to one vote per share on all matters to be voted upon by stockholders.

Other Rights. Our Common Stock is not entitled to preemptive rights and is not subject to redemption, including sinking fund provisions, or conversion. Upon our liquidation, dissolution or winding up, the assets, if any, legally available for distribution to stockholders are distributable ratably among the holders of Common Stock after payment of all classes or series of Preferred Stock. The rights, preferences and privileges of holders of Common Stock are subject to the preferential rights of all classes or series of Preferred Stock that may be issued in the future.

Fully Paid. All outstanding shares of Common Stock are validly issued, fully-paid and non-assessable. This means the full purchase price for the outstanding shares of Common Stock have been paid and the holders of such shares will not be assessed any additional amounts for such shares.

Anti-takeover Effects of the Restated Certificate and Bylaws

Certain provisions in our Restated Certificate and Bylaws could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, our Restated Certificate or Bylaws contain the following provisions:

•Staggered Board. The Board is composed of three classes of directors who serve staggered three-year terms so that only one-third of the directors are eligible for election at any annual meeting of stockholders, and cumulative voting in the election of directors is specifically denied.

•Elimination of Stockholder Action by Written Consent. Any action permitted to be taken by the Company’s stockholders is required to be effected at a duly called annual or special meeting of stockholders and cannot be effected by a written consent.

•Special Meeting of Stockholders. The Company’s stockholders will not be permitted to call a special meeting of stockholders, and the only business matters permitted to be conducted at any annual or special meeting of stockholders will be business matters properly brought before that meeting in accordance with specified procedures.

•Procedures for Stockholder Nominations and Proposals. Specific procedures are established for stockholder nominations for directors and stockholder proposals of business to be considered at an annual or special meeting of stockholders.

•Board Vacancies and Removals. The Board establishes the number of directors, and vacancies on the Board must be filled by a majority approval of the remaining directors, and directors may not be removed by stockholder action without cause.

•Amendment or Repeal of Bylaws. The Board is empowered to adopt, amend or repeal the Bylaws, while our stockholders may adopt, amend or repeal the Bylaws only upon an affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote.

•Undesignated Preferred Stock. The Board has the power to designate and establish new classes of preferred stock having terms that the Board determines to be advisable.

•Approval of Certain Matters. With respect to extraordinary matters that are brought to the Company’s stockholders for a vote, including the sale of all or substantially all of our assets, a merger, a consolidation, the conversion of the Company into another type of entity or the amendment of the Restated Certificate, unless that matter is affirmatively recommended by the Board, its approval will require the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote.

The foregoing provisions of our Restated Certificate and Bylaws and other provisions pertaining to the limitation of liability and indemnification of directors may be amended or repealed only with the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote.

In addition, if in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal was not in the Company’s best interest, shares of Common Stock or Preferred Stock could be issued by the Board without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•Diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•Putting a substantial voting block in institutional or other hands that might undertake to support the incumbent Board; or

•Effecting an acquisition that might complicate or preclude the takeover.

The effect of all of the foregoing provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his or her best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

Anti-takeover Effects of Delaware Law

The Company is subject to Section 203 of the Delaware General Corporation Law (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.